Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 4, 2004

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters “Comp” Store Sales Up 18% -

Drives Record Third Quarter Revenues

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the three and nine months ended October 31, 2004.

Total Company sales for the third quarter, as compared to the same period last year, jumped 52% to a record $216.3 million. This surge in revenues was fueled by:

•	A 37% expansion in the number of stores in operation

•	An 18% jump in total Company comparable store sales

•	An 85% spike in Direct-to-consumer sales

•	A 58% gain in Wholesale sales

During the quarter, comparable store sales at Anthropologie, Free People and Urban Outfitters grew by 22%, 49% and 15%, respectively.

“We continued to experience exceptional ‘comp’ store and direct-to-consumer sales at all of our brands, despite very strong comparisons,” said Richard A. Hayne, Chairman and President. “During the quarter, our strongest ‘comp’ store performance came in the month of October, thus we remain very optimistic concerning our prospects for the upcoming Holiday season.”

Total Company sales for the nine months ended October 31, 2004 grew to a record $576.1 million, a 55% increase over last year’s comparable period. Total Company comparable store sales increased by 25%, with Anthropologie, Free People and Urban Outfitters ‘comp’ store sales up 27%, 47% and 24%, respectively.

Net sales for the periods were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2004	2003	2004	2003
	in thousands		in thousands
Urban Outfitters store sales	$102,723	$71,290	$272,130	$184,149
Anthropologie store sales	81,467	52,865	221,807	141,693
Direct-to-consumer sales	23,487	12,690	60,461	31,421
Free People sales	8,657	5,486	21,710	14,975

Total net sales	$216,334	$142,331	$576,108	$372,238

Management expects the actual results for the periods ended October 31, 2004 to be released on November 11, 2004.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 71 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 62 Anthropologie stores in the United States; an Anthropologie web site and catalog; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store and web site, as of October 31, 2004.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.